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                           SUBSIDIARIES OF THE COMPANY

ACTIVE DOMESTIC SUBSIDIARIES

Westaff (USA), Inc.
Western Medical Services, Inc.
MediaWorld International
Westaff Support, Inc.
Westaff (GP), Inc.
Westaff (LP), Inc.
Westaff (CA), Inc.

INACTIVE DOMESTIC SUBSIDIARIES

Western Medical Services (NY), Inc.
Alternative Billing Services, Inc.
Western Technical Services, Inc.
Western Legal Services, Inc.
Western Permanent Services Agency, Inc.
Kontorservice, Inc.
Best Temporaries, Inc.
Best Temporaries Federal Systems, Inc.

FOREIGN SUBSIDIARIES

Australia:
Westaff (Australia) Pty. Ltd.
Western Personnel Services Pty. Ltd.
Western Temporary Services Pty. Limited

Denmark:
Westaff A/S

New Zealand:
Westaff NZ Limited

Norway:
Westaff AS
Kontorservice A/S

Singapore:
Westaff (Singapore) Pte Ltd

United Kingdom:
Westaff (U.K.) Limited